Exhibit 10.17

FIRST AMENDMENT OF LEASE

THIS FIRST AMENDMENT OF LEASE (this “Amendment”), dated November 4, 2011 for reference purposes only, is made by and between MT SPE, LLC, a Delaware limited liability company (“Landlord”) and RAMBUS INC., a Delaware corporation (“Tenant”).

RECITALS

A.            Tenant and Landlord are parties to that certain Triple Net Space Lease dated December 15, 2009 (the “Original Lease”), with respect to certain premises within that certain building located at 1050 Enterprise Way in Sunnyvale, California (the “Building”). All capitalized terms not defined herein shall have the meanings set forth in the Original Lease.

B.            Pursuant to the Original Lease, Tenant leases an agreed upon 125,210 rentable square feet of space consisting of a portion of Floor 1 and all of Floors 6, 7 and 8 of the Building (collectively, the “Existing Premises”), as more particularly described in the Original Lease.

C.            Tenant desires to expand the Existing Premises to include the remaining agreed upon 30,963 rentable square feet of space located on Floor 1 of the Building (the “Expansion Premises”), as more particularly set forth on Exhibit A attached hereto.

D.            Landlord and Tenant desire to amend the Original Lease to expand the Premises under the Lease, as more particularly set forth herein.

In consideration of the mutual promises and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENTS

1.             References. All references to the “Lease” or “lease” appearing in this Amendment or in the Original Lease shall mean, collectively, this Amendment and the Original Lease as amended by this Amendment.

2.             Term.

(a)           Existing Premises. The Lease Term with respect to the Existing Premises shall remain unchanged, and is currently scheduled to expire on June 30, 2020.

(b)           Expansion Premises. The “Expansion Premises Commencement Date” shall be the date that is the earlier to occur of (i) the date upon which Tenant first commences to conduct business in the Expansion Premises, or (ii) March 1, 2012, subject to extension pursuant to the terms and conditions of the work letter attached hereto as Exhibit B. The Lease, with respect to the Expansion Premises, shall commence on the Expansion Premises Commencement Date and shall expire, unless sooner terminated or extended as provided for in the Lease, on June 30, 2020 (the “Expansion Premises Expiration Date”), and shall be referred to herein as the “Expansion Premises Lease Term”. Within thirty (30) days following the Expansion Premises Commencement Date, Landlord and Tenant shall execute and deliver a Memorandum of

Commencement of Expansion Premises Lease Term substantially in the form attached hereto as Exhibit C as a confirmation of the information set forth therein.

(c)           Early Entry. Notwithstanding anything herein to the contrary, as of the Expansion Premises Delivery Date (as defined below), Tenant and Tenant’s invitees may enter the Expansion Premises, at Tenant’s sole risk, for the sole purpose of installation of the Expansion Premises Tenant Improvements (as defined in Section 2.1 of Exhibit B attached hereto and made a part hereof), and its furniture, fixtures and equipment (collectively, the “FF&E”). Tenant’s occupancy of the Expansion Premises prior to the Expansion Premises Commencement Date shall be solely for the purpose of constructing the Expansion Premises Tenant Improvements and installing the FF&E (and not for the conduct of Tenant’s business) and shall be on all of the terms and conditions of the Lease as though the Expansion Premises Lease Team had commenced on the Expansion Premises Delivery Date, except the obligation to pay Rent. The “Expansion Premises Delivery Date” shall mean that date on which all of the following have occurred: (a) this Amendment is fully executed and delivered by Landlord and Tenant; and (b) Tenant has delivered to Landlord (i) Rent for the Expansion Premises Lease Month 6, and (ii) evidence of the insurance described in Article VII of the Lease. Tenant shall give Landlord twenty-four (24) hours prior written notice of its initial entry into the Expansion Premises by Tenant or Tenant’s invitees pursuant to this Section 2(c) but thereafter shall not be required to provide Landlord with such notice. Tenant shall ensure that any entry by Tenant or its invitees does not unreasonably interfere with the construction or completion of any work to be performed by Landlord hereunder.

3.             Expansion of the Existing Premises. Effective as of the Expansion Premises Commencement Date and continuing through to and including the Expansion Premises Expiration Date, Landlord shall lease to Tenant and Tenant shall lease from Landlord the Expansion Premises on all of the terms and conditions of the Lease, as amended hereby (provided, however, no initial abatement of Rent or tenant improvement allowance provided for under the Original Lease with respect to the Existing Premises shall apply to the Expansion Premises, nor shall the provisions of the work letter for tenant improvements to the Existing Premises attached as Exhibit D to the Original Lease be applicable to the Existing Premises). As of the Expansion Premises Commencement Date and continuing through to and including the Expansion Premises Expiration Date, all references in the Lease or this Amendment to the “Premises” shall be mean the Existing Premises and the Expansion Premises.

4.             Condition of the Expansion Premises. Having made such inspection of the Expansion Premises, the Building, Lot 1 or the Project as it deemed prudent and appropriate (including, without limitation, testing for the presence of mold), Tenant hereby accepts the Expansion Premises in their condition existing as of the Expansion Premises Delivery Date, “AS-IS” and “WITH ALL FAULTS” subject to all applicable zoning, municipal, county and state laws, ordinances and regulations governing and regulating the use and condition of the Expansion Premises, and any covenants or restrictions, liens, encumbrances and title exceptions of record, and accepts the lease of the Expansion Premises subject thereto and to all matters disclosed thereby and by any exhibits attached to this Amendment or the Original Lease. Except as specifically set forth in this Amendment and in the Work Letter Agreement for Expansion Premises Tenant Improvements and Interior Specification Standards attached hereto as Exhibit B and made a part hereof (the “Work Letter”), Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Expansion Premises. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty as to the present or future suitability of the Expansion Premises for the conduct of Tenant’s business. Neither party has been induced to enter into this Amendment by, nor is either party is relying on, any representation or warranty outside those expressly set forth in this Amendment. Neither Landlord nor anyone acting on its behalf shall be liable for, nor shall this Amendment or the Lease be subject to rescission on account of, the nondisclosure of any facts. Tenant expressly waives any right to rescission and /or damages based on nondisclosure of any facts.

5.             Base Rent.

(a)           Existing Premises. Tenant shall continue to pay Base Rent for the Existing Premises, as set forth in the Lease.

(b)           Expansion Premises.

(i)            Base Rent for the Expansion Premises. Effective as of the Expansion Premises Commencement Date and continuing through to and including the Expansion Premises Expiration Date, in addition to all other amounts payable under the Lease, Tenant shall pay Base Rent for the Expansion Premises as set forth below. The monthly installment of Base Rent for the Expansion Premises for Expansion Premises Lease Month 6 shall be paid by Tenant upon execution hereof.

Expansion Premises Lease Months	Annual Installment of Base Rent for the Expansion Premises	Monthly Installment of Base Rent for the Expansion Premises	Monthly Base Rent per Square Foot of Rentable Area of the Expansion Premises
1-12*	$1,058,934.60	$88,244.55	$2.85
13-24	$1,090,702.68	$90,891.89	$2.94
25-36	$1,123,423.68	$93,618.64	$3.02
37-48	$1,157,126.40	$96,427.20	$3.11
49-60	$1,191,840.24	$99,320.02	$3.21
61-72	$1,227,595.44	$102,299.62	$3.30
73-84	$1,264,423.32	$105,368.61	$3.40
85-96	$1,302,356.04	$108,529.67	$3.51
97-100	$1,341,426.72	$111,785.56	$3.61

* Base Rent for Expansion Premises Lease Months 1-5 shall be subject to abatement pursuant to the terms of Section 5(b)(ii) below.

(ii)           Abatement of Base Rent for Expansion Premises. Notwithstanding anything to the contrary contained in this Amendment, Landlord hereby waives Tenant’s obligation to pay Base Rent for the Expansion Premises only for the first five (5) months of the initial Expansion Premises Lease Term (the “Expansion Premises Abatement Period”). During the Expansion Premises Abatement Period, Tenant shall still be responsible for the payment of all of its other monetary obligations under the Lease (including, without limitation, all Additional Rent with respect to the Expansion Premises for the Expansion Premises Abatement Period).

6.             Additional Rent.

(a)           Tenant’s Share. Commencing on the Expansion Premises Commencement Date and continuing throughout the Expansion Premises Lease Term, Tenant’s Share shall be adjusted in accordance with Section 4.05(c) of the Lease to take into account the addition of the Expansion Premises. Accordingly, as of the Expansion Premises Commencement Date (but subject to potential adjustment thereafter pursuant to Section 4.05(c) of the Lease), (i) Tenant’s Project Share shall be 9.59%, (ii) Tenant’s Lot 1 Share shall be 16.41%, and (iii) Tenant’s Building Share shall be 49.24%.

(b)           Expansion Premises Management Fee. For purposes of calculating the Management Fee payable by Tenant with respect to the Expansion Premises in accordance with Section 4.04 of the Original Lease, the monthly installment of Base Rent for the first five (5) months of the Expansion Premises Lease Term shall be deemed to be $88,244.55, notwithstanding any abatement of Base Rent for the Expansion Premises during the Expansion Premises Abatement Period under to Section 2(c) above.

7.             Parking Spaces. Commencing on the Expansion Premises Commencement Date and continuing throughout the Expansion Premises Lease Term, Landlord shall provide Tenant with a total of 473 parking spaces for the combined Existing Premises and Expansion Premises on an unreserved, non-designated non-exclusive first come-first serve basis in accordance with the provisions of Section 2.03 of the Lease.

8.             Expansion Premises Tenant Improvement Allowance and Test Fit Allowance; Alterations.

(a)           Tenant Improvement Allowance. Landlord shall provide to Tenant an Expansion Premises Tenant Improvement Allowance of One Million Eight Hundred Fifty-Seven Thousand Seven Hundred Eighty and 00/100 Dollars ($1,857,780.00) (i.e., $60.00 per square foot of Rentable Area in the Expansion Premises) to be used for the Expansion Premises Tenant Improvements as set forth in the Work Letter attached hereto as Exhibit B. The Expansion Premises Tenant Improvement Allowance shall be reduced by the “Landlord’s Work Reimbursement Amount” consisting of an amount equal to: (i) 9.76% of the costs associated with the purchase and installation of the 2000 KW Generator, enclosure and related fuel tank and transfer switch (collectively, the “Generator”) installed by Landlord, (ii) 9.76% of the costs associated with the construction of a shipping/loading area for the Building by Landlord (the “Shipping/Loading Access”), and (iii) 3.25% (Tenant’s Lot 1 Share) of the costs associated with Landlord’s construction and installation of parking gates at all entrances/exits to the parking structure known as “Parking Structure 1” (“Parking Structure 1”) located at 1060 Enterprise Way immediately behind the Building. Landlord shall also provide to Tenant an Expansion Premises Test Fit Allowance in the amount of Three Thousand Ninety-Six and 30/100 Dollars ($3,096.30) to be used toward the cost of preparing a “test-fit” of the Expansion Premises by either Landlord’s or Tenant’s architect at Tenant’s election.

(b)           Alterations. Notwithstanding anything to the contrary in the Lease, for the purposes of Section 6.03 of the Lease and otherwise, any and all Alterations performed by Tenant in the Existing Premises or the Expansion Premises shall be performed pursuant to the terms of the Work Letter attached to this Amendment as Exhibit B.

9.             Termination Fee. For purposes of Section 3.03 of the Lease, as of the Expansion Premises Commencement Date, the Termination Fee payable by Tenant should Tenant elect to exercise its right to terminate the Lease in accordance with Section 3.03 shall, in addition to those items listed in Section 3.03(b) of the Lease, also include the unamortized portion of (i) the abated Base Rent during the Expansion Premises Abatement Period, (ii) the Expansion Premises Tenant Improvement Allowance, (iii) the costs incurred by Landlord to complete any tenant improvements (including without limitation architectural and engineering fees, permit fees and other soft costs) which were not included in any other allowance provided to Tenant (including, without limitation, the cost incurred by Landlord for the test fit to be performed by Landlord pursuant to Exhibit B attached hereto), and (iv) any leasing commissions paid or incurred by Landlord in connection with this Amendment, plus interest on the cumulative sum of the items described in subsections (i) through (iv) herein accruing from the Expansion Premises Commencement Date until the Termination Fee is paid to Landlord at the rate of eight percent (8%) per annum. The parties agree to compute the Termination Fee and include it as an item in the Memorandum of Commencement of Expansion Premises Lease Term upon its execution by Landlord and Tenant.

10.           Tenant Representative. From and after the date of this Amendment, “Tenant’s Representative” shall be Ernst Calais, Director of Global Workplace Solutions.

11.           Address of Building. Landlord and Tenant acknowledge and agree that the address of the Building has been changed from 1040 Enterprise Way to 1050 Enterprise Way, and all references in the Original Lease to 1040 Enterprise Way are hereby amended to instead refer to 1050 Enterprise Way.

12.           Brokers. Landlord and Tenant represent and warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment, except for Cornish & Carey Commercial (the “Broker”) who represents both Landlord and Tenant, and that they know of no other real estate broker or agent who is entitled to a commission or finder’s fee in connection with this Amendment. Each party shall indemnify, protect, defend, and hold harmless the other party against all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including reasonable attorneys’ fees) for any leasing commission, finder’s fee, or equivalent compensation alleged to be owning on account of the indemnifying party’s dealings with any real estate broker or agent. Landlord shall pay a commission to the Broker pursuant to the terms of a separate written agreement.

13.           Miscellaneous.

13.1         Severability. If any provision of this Amendment or the application of any provision of this Amendment to any person or circumstance is, to any extent, held to be invalid or unenforceable, the remainder of this Amendment or the application of that provision to persons or circumstances other than those as to which it is held invalid or unenforceable, will not be affected, and each provision of this Amendment will be valid and be enforced to the fullest extent permitted by law.

13.2         Entire Agreement/Modification. This Amendment contains all of the agreements of the parties hereto with respect to the matters contained herein, and no prior agreement, arrangement or understanding pertaining to any such matters shall be effective for any purpose. Except for any subsequent amendments or modifications to the Lease made in accordance with the terms thereof, any agreement made after the date of this Amendment is ineffective to modify or amend the terms of this Amendment, in whole or in part, unless that agreement is in writing, is signed by the parties to this Amendment, and specifically states that that agreement modifies this Amendment.

13.3         Counterparts. This Amendment may be executed in any number of counterparts and each counterpart shall be deemed to be an original document. All executed counterparts together shall constitute one and the same document, and any counterpart signature pages may be detached and assembled to form a single original document.

13.4         Heirs and Successors. This Amendment shall he binding upon the heirs, legal representatives, successors and permitted assigns of the parties hereto.

13.5         Authority. Each individual executing this Amendment on behalf of his or her respective party represents and warrants that he or she is duly authorized to execute and deliver this Amendment on behalf of said entity in accordance with the governing documents of such entity, and that upon full execution and delivery this Amendment is binding upon said entity in accordance with its terms.

13.6         Drafting. In the event of a dispute between any of the parties hereto over the meaning of this Amendment, both parties shall be deemed to have been the drafter hereof, and any applicable law that states that contracts are construed against the drafter shall not apply.

13.7         Ratification. Except as modified by this Amendment, the Original Lease shall continue in full force and effect and Landlord and Tenant do hereby ratify and confirm all of the terms and provisions of the Original Lease, subject to the modifications contained herein.

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Signatures on following page.

IN WITNESS WHEREOF, the parties have caused this instrument to be executed as of the dates below their respective signatures.

LANDLORD:

MT SPE, LLC, a Delaware limited liability company

By:	Moffett Towers, LLC, a Delaware limited liability company
Its:	Sole Member

	By:	Moffett Towers Management Inc., a Delaware corporation
	Its:	Managing Member

	By:	/s/ Jay Paul
Jay Paul, President

TENANT:

RAMBUS INC.,
a Delaware corporation

By:	/s/ Harold Hughes
Name:	Harold Hughes
(Type or Print Name)
Title:	CEO